Exhibit 23.1


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders
CalAmp Corp. and Subsidiaries

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-98981 and 333-119858), Form S-4 (No. 333-112851) and Form
S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-
114873 and 333-119842) of CalAmp Corp. and subsidiaries of our reports dated May 11, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the year ended February 28, 2009.


SINGERLEWAK LLP

/s/   SINGERLEWAK LLP

Los Angeles, California
May 11, 2009